UNITED  STATES
                      SECURITIES  AND  EXCHANGE  COMMISSION
                            Washington,  D.C.  20549

                                 SCHEDULE  13G

                   Under  the  Securities  Exchange  Act  of  1934
                              (Amendment  No.  0  )*

                            Predictive Systems, Inc.
________________________________________________________________________________
                                (Name  of  Issuer)

                     Common Stock, Par value $.001 per share
________________________________________________________________________________
                         (Title  of  Class  of  Securities)

                                    74036W102
                             _______________________
                                 (CUSIP  Number)

                                   May, 5 2003
________________________________________________________________________________
            (Date  of  Event  Which  Requires  Filing  of  this  Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule  13d-1(b)

          [x]  Rule  13d-1(c)

          [_]  Rule  13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                        1
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CUSIP No.                             13G                      Page 2 of 6 Pages


________________________________________________________________________________
1.   Name  of  Reporting  Persons
     I.R.S.  Identification  Nos.  of  above  persons  (entities  only)

     Hedgehog  Capital  LLC
     David  T.  Lu
________________________________________________________________________________
2.   Check  the  Appropriate  Box  If  a  Member  of  a Group (See Instructions)
     (a)  [_]
     (b)  [_]
________________________________________________________________________________
3.   SEC  Use  Only

________________________________________________________________________________
4.   Citizenship  or  Place  of  Organization
     Delaware
________________________________________________________________________________
               5.   Sole  Voting  Power
  NUMBER  OF
   SHARES      _________________________________________________________________
BENEFICIALLY   6.   Shared  Voting  Power
  OWNED  BY          3,024,301
    EACH       _________________________________________________________________
  REPORTING    7.   Sole  Dispositive  Power
   PERSON
    WITH:      _________________________________________________________________
               8.   Shared  Dispositive  Power
                    3,024,301
________________________________________________________________________________
9.   Aggregate  Amount  Beneficially  Owned  by  Each  Reporting  Person
     3,024,301
________________________________________________________________________________
10.  Check  Box  If  the  Aggregate  Amount  in  Row (9) Excludes Certain Shares
     (See  Instructions)                                                 [_]
________________________________________________________________________________
11.  Percent  of  Class  Represented  by  Amount  in  Row  (9)   7.96%

________________________________________________________________________________
12.  Type  of  Reporting  Person  (See  Instructions)
     OO

________________________________________________________________________________


                                        2
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CUSIP No.                             13G                      Page 3 of 6 Pages


________________________________________________________________________________
Item  1(a).  Name  of  Issuer:
            Predictive  Systems,  Inc.
________________________________________________________________________________
Item  1(b).  Address  of  Issuer's  Principal  Executive  Offices:
            19  West  44th  Street.,  New  York,  New  York  10006

________________________________________________________________________________
Item  2(a).  Name  of  Person  Filing:
            Hedgehog  Capital  LLC

________________________________________________________________________________
Item  2(b).  Address  of  Principal  Business  Office,  or  if  None, Residence:
            1117  E.  Putnam  Ave.  #320,  Riverside,  Ct  06878

________________________________________________________________________________
Item  2(c).  Citizenship:
            U.S.A.

________________________________________________________________________________
Item  2(d).  Title  of  Class  of  Securities:
            Common
________________________________________________________________________________
Item  2(e).  CUSIP  Number:
            74036W102
________________________________________________________________________________

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b)  [_]  Bank  as  defined  in Section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_]  Group,  in  accordance  with  ss.240.13d-1(b)(1)(ii)(J).

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CUSIP No.                             13G                      Page 4 of 6 Pages

ITEM  4.  OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount  beneficially  owned:  3,024,301

     (b)  Percent  of  class:  7.96%

     (c)  Number  of  shares  as  to  which  such  person  has:

          (i)   Sole  power  to  vote  or  to  direct  the  vote

          (ii)  Shared  power  to  vote  or  to  direct  the  vote
                3,024,301
          (iii)  Sole  power  to  dispose  or  to  direct  the  disposition  of

          (iv)  Shared  power  to  dispose  or  to  direct  the  disposition  of
                3,024,301

INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).


ITEM  5.  OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

INSTRUCTION.  Dissolution  of  a  group  requires  a  response  to  this  item.

ITEM  6.  OWNERSHIP  OF  MORE  THAN  FIVE  PERCENT  ON BEHALF OF ANOTHER PERSON.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule
13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

ITEM  8.  IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP.

If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity  of  each  member  of  the  group.
*  see  exhibit  1

                                        4
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CUSIP No.                             13G                      Page 5 of 6 Pages

ITEM  9.  NOTICE  OF  DISSOLUTION  OF  GROUP

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

ITEM  10.  CERTIFICATION

         (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


         (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                        5
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CUSIP No.                             13G                      Page 6 of 6 Pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


          5/5/2003
                                        ----------------------------------------
                                                        (Date)


                                          Hedgehog  Capital  LLC by: David T. Lu
                                        ----------------------------------------
                                                      (Signature)


                                              David  T.  Lu,  Managing  Member
                                        ----------------------------------------
                                                      (Name/Title)




- Exhibit 1 - David Lu is the principle owner and controlling person of Hedgehog Capital LLC

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (See 18 U.S.C. 1001).

                                        6
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